                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant                           /X/
Filed by Party other than the Registrant      / /

Check the appropriate box:

   / /     Preliminary Proxy Statement
   / /     Confidential, for Use of the Commission Only(as permitted by Rule 14-6(e)(2)
   /X/     Definitive Proxy Statement
   / /     Definitive Additional Materials
   / /     Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                             BEAZER HOMES USA, INC.

Payment of Filing Fee (Check the appropriate box):

   /X/     No fee required.
   / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1)      Title of each class of securities to which transaction applies:
   2)      Aggregate number of securities to which transaction applies:
   3)      Per unit price or other underlying value of transaction computed pursuant to
           Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   4)      Proposed maximum aggregate value of transaction:
   5)      Total fee paid:
  [   ]    Fee paid previously with preliminary materials
  [   ]    Check box if any part of the fee is offset as provided by Exchange Act Rule
           0-11(a)(2) and identify the filing by registration for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1)      Amount Previously Paid:
   2)      Form, Schedule or Registration Statement No.:
   3)      Filing Party:
   4)      Date Filed:

                                     [LOGO]

                                      ***
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF BEAZER HOMES USA, INC.:

    Notice is hereby given that the Annual Meeting of Shareholders of Beazer Homes USA, Inc. (the "Company") will be held at 9:00 a.m. on Thursday, February 5, 1998 at The Westin North Atlanta at Perimeter, 7 Concourse Parkway, Atlanta, Georgia 30328 for the following purposes:

    1)  to elect seven members to the Board of Directors; and

    2) to transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on December 2, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A copy of the Company's Proxy Statement and Annual Report to Shareholders is being mailed together with this notice.

    We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                          By Order of the Board of Directors,

                                          /s/ Brian C. Beazer

                                          NON-EXECUTIVE CHAIRMAN OF THE BOARD

Dated: December 26, 1997

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                             BEAZER HOMES USA, INC.
                          5775 PEACHTREE DUNWOODY ROAD
                                  SUITE C-550
                             ATLANTA, GEORGIA 30342

--------------------------------------------------------------------------------

                                PROXY STATEMENT
--------------------------------------------------------------------------------

SOLICITATION, VOTING AND REVOCATION OF PROXIES

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Beazer Homes USA, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on February 5, 1998 and at any adjournment thereof (the "Annual Meeting"). Shareholders of record at the close of business on December 2, 1997 are entitled to notice of and to vote at the Annual Meeting. Each share so held entitles the holder thereof to one vote with respect to each matter to be voted upon. On December 2, 1997, the Company had outstanding 6,075,523 shares of Common Stock. The Common Stock is the Company's only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders, together with the Company's Annual Report (which includes audited consolidated financial statements for the Company's fiscal year ended September 30, 1997), commencing on or about December 29, 1997.

    Shares represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the signed proxy will be voted (i) for the election of the seven nominees for the Board of Directors named in this Proxy Statement; and (ii) in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the Annual Meeting.

    A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting by executing and returning to the Company either a written revocation or a proxy bearing a later date, in either case received by the Secretary of the Company prior to the Annual Meeting. Any shareholder who attends the Annual Meeting in person will not be deemed thereby to have revoked his or her proxy unless such shareholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

    If stock is registered in the name of more than one person, each such person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation's name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or person in any other representative capacity, the signer's full title should be given.

    Shares represented by proxies as to which the authority to vote has been withheld with respect to some or all matters being acted upon will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the votes cast, but will be deemed not to have been voted in favor of the candidate or matter with respect to which the proxy authority has been withheld. Broker non-votes are included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. In determining whether a proposal has been approved, broker non-votes are and abstentions not counted for or against a proposal or as votes present and voting on a proposal.

EXPENSES OF SOLICITATION

    Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail but, in addition, officers and other employees of the Company may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries.

PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of December 2, 1997 with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                                   AMOUNT AND
NAME AND ADDRESS                                                   NATURE OF             PERCENT
OF BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP (1) (2)   OF CLASS
--------------------------------------------------------  ----------------------------   --------
Spears, Benzak, Salomon & Farrell, Inc..................          1,691,778(3)               24.2%
  45 Rockefeller Plaza
  New York, New York 10111
Franklin Resources, Inc.................................            759,830                  12.51%
  777 Mariners Island Blvd.
  San Mateo, California 94403-7777
Fidelity Management & Research Company..................            620,700                  10.22%
  82 Devonshire Street
  Boston, Massachusetts 02109
Neuberger & Berman, LLC.................................            602,700                   9.92%
  605 Third Avenue
  New York, New York 10158-3698
Dimensional Fund Advisors, Inc..........................            495,000                   8.15%
  1299 Ocean Avenue, 11th floor
  Santa Monica, California 90401
Wellington Management Company, LLP......................            376,900                   6.20%
  75 State Street
  Boston, Massachusetts 02109
Morgan Stanley Asset Management Limited.................            307,791                   5.1%
  25 Cabot Square
  Canary Wharf
  London E14 4QA England

------------------------

(1) Unless otherwise indicated, each entity has shared investment and shared voting power with respect to all of the Common Stock beneficially owned by such entity.

(2) Unless otherwise indicated number of common shares based upon the most recent 13F filed by each respective holder.

(3) Spears, Benzak, Salomon & Farrell, Inc. ("Spears") has filed with the SEC an Amendment No. 5 dated February 14, 1997 to Schedule 13G reporting that Spears may be deemed to beneficially own 1,691,778 shares of the Company's Common Stock after giving effect to the conversion of the shares of Series A Cumulative Convertible Exchangeable Preferred Stock held by it. Spears reported that it has shared dispositive and voting power with respect to 1,691,778 shares.

    The Company makes no representations as to the accuracy or completeness of the information reported.

                          MATTER BEING SUBMITTED TO A
                            VOTE OF THE SHAREHOLDERS

    Following is a discussion of the matter to be presented for shareholder approval at the Annual Meeting.

1. ELECTION OF DIRECTORS

GENERAL

    The Company's by-laws provide that the affirmative vote of a plurality of the shares of the Company's voting stock present or represented by proxies and entitled to vote on the matter at the Annual Meeting (assuming that a quorum consisting of a majority of the outstanding shares of Common Stock is present or represented by proxies at the meeting) is required to elect each of the nominees listed below as a director for the ensuing year or until their respective successors are elected and have qualified. Each of the following nominees is presently serving as a director of the Company. In the event any one or more nominees for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

NOMINEES

    The Information appearing below with respect to each nominee has been furnished to the Company by the nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES TO ELECT THE FOLLOWING NOMINEES. PROPERLY EXECUTED AND DULY RETURNED PROXIES WILL BE COUNTED AS VOTES FOR OR AGAINST THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW, IN ACCORDANCE WITH THE INSTRUCTIONS THEREON. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY SIGNED PROXY, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

BRIAN C. BEAZER, 62, is the Non-Executive Chairman of the Company's Board of Directors and has served as a Director of the Company since its inception in November 1993. Mr. Beazer commenced work in the construction industry in the late 1950's. He served as Chief Executive Officer of Beazer PLC, a company organized under the laws of the United Kingdom, or its predecessors from 1968 to 1991, and Chairman of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time, Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real-estate, and became an international group with annual revenue of approximately $3.4 billion, employing 28,000 people at December 1991. Mr. Beazer was educated at Cathedral School, Wells, Somerset, England. Mr. Beazer is also a Director of US Industries, Inc., Jade Holdings Pte. Ltd., Jade Technologies Singapore Pte., Beazer Japan, Ltd., and Seal Mint, Ltd., and is a private investor.

THOMAS B. HOWARD, JR. , 69, was appointed a Director of the Company on November 2, 1995. Mr. Howard held various positions with Gifford-Hill & Company, a construction and aggregates company, from 1969 to 1986, becoming Chief Executive Officer. Gifford-Hill & Company was then acquired by Beazer PLC and Mr. Howard served as Chief Executive Officer and became Chairman of the company and its successor companies until 1991. During the period from 1957 to 1969, Mr. Howard held various positions with Vulcan Materials Company. Mr. Howard holds a degree in Industrial Engineering from Georgia Institute of Technology. Mr. Howard currently serves as a Director of Lennox International, Inc. and on the Board of Trustees of the Methodist Hospitals Foundation. Mr. Howard also previously served as a Director of the Dallas Chamber of Commerce and as a member of the Dallas Citizens Council.

IAN J. MCCARTHY, 44, is the President and Chief Executive Officer of the Company. Mr. McCarthy has served as President of predecessors of the Company since January 1991, responsible for all United States residential homebuilding operations in that capacity. During the period from May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand as a Civil Engineer becoming a Director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a chartered civil engineer with a Bachelor of Science degree from The City University, London.

GEORGE W. MEFFERD, 70, has served as a Director of the Company since the Company's initial public offering of Common Stock (the "IPO") in March 1994. Mr. Mefferd had previously been retired since 1986. During the period 1974 to 1986, Mr. Mefferd held various positions with Fluor Corporation, an engineering and construction company, including Senior Vice President--Finance, Treasurer, Group Vice President and Chief Financial Officer. Additionally, Mr. Mefferd served on Fluor Corporations' Executive Committee and Board of Directors. Mr. Mefferd earned a Bachelor of Science degree in Business Administration from the University of California, Los Angeles.

D.E. MUNDELL, 65, has served as a Director of the Company since the consummation of the IPO in March 1994. Mr. Mundell has served as Chairman of ORIX USA Corporation, a financial services company, since January 1991. During the period from 1959-1990, Mr. Mundell held various positions within United States Leasing International, Inc., retiring as Chairman in 1990. Mr. Mundell attended the Royal Military College of Canada, McGill University and Harvard Business School. Mr. Mundell is also a Director of Varian Associates, Inc., Stockton Holdings LTD. and ORIX USA Corporation.

LARRY T. SOLARI, 55, has served as a Director of the Company since the consummation of the IPO in March 1994. Mr. Solari is the Chairman and CEO of Sequentia, Inc., Cleveland, Ohio. Mr. Solari was the President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was the President of the Construction Products Group of Owens-Corning Fiberglass from 1986 to 1994. In that capacity he had been the Chief Operating Officer responsible for key company lines, such as building insulation and roofing materials. Mr. Solari held various other positions with Owens-Corning Fiberglass since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University. Mr. Solari is a Director of Sequentia, Inc., Pacific Coast Building Products, Inc. and Therma Tru, Inc. and has been a Director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

DAVID S. WEISS, 37, is the Executive Vice President and Chief Financial Officer of the Company. Mr. Weiss Served as the Assistant Corporate Controller of Hanson Industries, the United States arm of Hanson PLC, for the period from February 1993 to March 1994. Mr. Weiss was Manager of Financial Reporting for Colgate-Palmolive Company from November 1991 to February 1993 and was with the firm of Deloitte & Touche from 1982 to November 1991, at which time he served as a Senior Audit Manager. Mr. Weiss holds a Master of Business Administration degree from the Wharton School and undergraduate degrees in Accounting and English from the University of Pennsylvania. Mr. Weiss is a licensed Certified Public Accountant.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

    The Board of Directors has no standing nominating committee. The Board of Directors has a Compensation Committee, which in Fiscal Year 1997 consisted of Messrs. Beazer, Howard, Mefferd, Mundell and Solari, and an Audit committee, which in Fiscal Year 1997 consisted of Messrs. Howard, Mefferd, Mundell and Solari. The Compensation Committee makes recommendations to the Board of Directors regarding remuneration of employees and officers of the Company and its subsidiaries from time to time as it deems appropriate. A subcommittee of the Compensation Committee (the "Stock Option Committee") which in Fiscal Year 1997 consisted of Messrs. Howard, Mefferd, Mundell and Solari has been appointed to administer the Company's 1994 Stock Incentive Plan (the "Stock Incentive Plan"). The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters.

    During Fiscal Year 1997, the Board of Directors held five meetings. During the same period, the Audit Committee held two meetings, the Compensation Committee held three meetings, and the Stock Option Committee held two meetings. All incumbent Directors attended 100% of those meetings for the Board of Directors, the Audit Committee, the Compensation Committee, and the Stock Option Committee that were held. The Company's Board of Directors and the aforementioned committees also act from time to time by written consent in lieu of meetings.

DIRECTOR COMPENSATION

    With the exception of the Non-Executive Chairman of the Board of Directors, non-employee directors receive annual compensation of $20,000 (increased to $25,000 for fiscal 1998) for services to the Company as members of the Board of Directors and, in addition thereto, receive $1,000 for each meeting of the Board of Directors or committee thereof attended and an additional $500 for attending any second committee meeting held on the same day. Directors may elect to defer receipt of all or part of the aforementioned Board of Directors compensation, which deferrals accrue interest payable by the Company. Mr. Mefferd elected to defer receipt of his Director's compensation for Fiscal Year 1997. Pursuant to the Company's Non-Employee Director Stock Option Plan, each Director receives a grant of 10,000 options to acquire Common Stock of the Company ("Director Options") on the date of each Director's election to the Board. In addition, during Fiscal Year 1997, the Board granted 1,000 Director Options to each non-employee Director. All Directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the Board of Directors and any committees thereof. Other than described in the next succeeding paragraph, no Director otherwise receives any compensation from the Company for services rendered as a Director.

    For Fiscal Year 1997, the Company paid Mr. Beazer $157,000 for services rendered to the Company as its Non-Executive Chairman of the Board in lieu of director's compensation and Director Options described above. In addition, Mr. Beazer was awarded $157,000 as incentive compensation based upon the performance of the market price of the Company's Common Stock in fiscal 1997, which increased 36.9%. Mr. Beazer elected to defer $75,000 of the 1997 incentive compensation. For Fiscal Year 1998, the Compensation Committee of the Board (excluding Mr. Beazer) recommended and the Company has agreed to pay Mr. Beazer $162,500 for his services. In addition, the Company has agreed to pay an amount up to 200% of Mr. Beazer's base compensation based on predetermined criteria relating to, among other things, the performance of the market price of the Company's Common Stock, the Total Return (as defined) to the Company's Shareholders relative to a selected peer group and his personal commitments to the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information as of December 2, 1997 with respect to the beneficial ownership of the Company's Common Stock by individual Directors and nominees for the Board of Directors, executive officers named in the Summary Compensation Table below, and all Directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

                                                               NUMBER OF COMMON
                                                                    SHARES
                                                                 BENEFICIALLY       PERCENT OF
NAME OF BENEFICIAL OWNER                                      OWNED (1)(2)(3)(4)    OUTSTANDING
------------------------------------------------------------  ------------------  ---------------
Brian C. Beazer
  Non-Executive Chairman of the Board of Directors..........          23,500                 *
Ian J. McCarthy
  President, Chief Executive Officer and Director...........          48,225                 *
Thomas B. Howard, Jr.
  Director..................................................             500                 *
George W. Mefferd
  Director..................................................           1,000                 *
D. E. Mundell (5)
  Director..................................................           4,312                 *
Larry T. Solari
  Director..................................................           1,500                 *
David S. Weiss (6)
  Executive Vice President, Chief Financial Officer and
    Director................................................          27,709                 *
John Skelton
  Senior Vice President and Controller......................          18,229                 *
James A. Moore (7)
  Vice President and Chairman Process and Systems Advisory
    Board...................................................          10,753                 *
Peter S. Simons
  Vice President of Corporate Development...................           7,902                 *
Directors and Executive Officers as a Group (12 persons)....         149,243              2.46%

------------------------

* Less than 1%

(1) The number of shares for Messrs. Beazer, McCarthy, Weiss and Skelton includes 13,500, 13,500, 9,500 and 9,500 shares of restricted stock, respectively. All such shares of restricted stock were awarded under the Stock Incentive Plan in connection with the IPO. Such shares of restricted stock will vest unconditionally in March 2001 and may vest over the next four years based on predetermined criteria relating to the appreciation of the Common Stock price as reported by the NYSE.

(2) The number of shares for Messrs. McCarthy, Weiss, Simons and Skelton includes 33,000, 12,000, 7,000 and 8,000 shares of performance accelerated restricted stock ("PARS"), respectively. All such shares of PARS were awarded under the Stock Incentive Plan during Fiscal Year 1995. Such shares will vest unconditionally on January 3, 2002, but could vest earlier if total return to the stockholders of the Company exceeds 15% per year over a rolling three year period. See footnote 4 to "Executive Compensation--Summary Compensation Table" below).

(3) The number of shares for Messrs. McCarthy, Weiss, Simons, Skelton and Moore does not include the right to receive 15,498, 6,259, 2,783, 2,359 and 2,460 shares of restricted stock, respectively, which each of Messrs. McCarthy, Weiss, Simons, Skelton and Moore is entitled to receive three years from the award date in lieu of a portion of their respective Fiscal Year 1995, 1996 and 1997 cash bonues (when applicable). See footnote 3 to "Executive Compensation--Summary Compensation Table" below.

(4) The number of shares for Messrs. McCarthy, Weiss, Simons, Skelton and Moore includes 725, 5,709, 613, 629 and 753 shares of the Company's Common Stock, respectively, held through the Company's 401(k) plan.

(5) The number of shares for Mr. Mundell includes 1,312 shares of the Company's Common Stock issuable upon conversion of 1,000 shares of the Company's Series A Cumulative Convertible Exchangeable Preferred Stock purchased on the open market during Fiscal Year 1996.

(6) Includes 500 shares of the Company's Common Stock owned by Maureen Cowie, Mr. Weiss' spouse.

(7) Includes 2,000 shares of the Company's Common Stock owned jointly by Mr. Moore and Mr. Moore's spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations of the SEC promulgated thereunder require the Company's executive officers and directors and persons who own more than ten percent of the Company's stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and persons owning more than ten percent of the Company's stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by the Company and on written representations that no other reports were required, the Company believes that all reports required pursuant to Section 16(a) for Fiscal Year 1997 were timely filed by all persons known by the Company to be required to file such reports with respect to the Company's securities other than the following: (1) each of Messrs. McCarthy, Weiss, Skelton and Simons failed to file a timely Form 4 to report a stock option grant, and (2) each of Messrs. Howard, Mefferd, Mundell and Solari failed to file a timely Form 4 to report a stock option grant.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Company's Compensation Committee of the Board (the "Committee") in Fiscal Year 1997 consisted of Messrs. Beazer, Howard, Mefferd, Mundell and Solari, non of whom is an employee of the Company. Mr. Beazer is the Non-Executive Chairman of the Company and Chairman of the Committee; however, he is not a member of the Stock Option Committee, which in Fiscal Year 1997 consisted of four independent directors, Messrs. Howard, Mefferd, Mundell and Solari. The Stock Option Committee administers all equity-based compensation plans maintained by the Company and recommends the Committee Chairman's compensation arrangement to the Company.

    The Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs at the Company. More specifically, the Committee administers cash compensation programs for all Management Committee members, which includes all of the executive officers named in the Summary Compensation Table below (the "Named Executives"), encompassing base salaries and the annual Management Incentive Compensation Plan (the "MICP") and Value Created Incentive Plan (the "VCIP"). The Stock Option Committee administers the Stock Incentive Plan, which provides for grants of stock options and other forms of equity and equity-based compensation.

    The Company's compensations programs have been aligned with the Committee's beliefs that:

    1. base salaries should be at or below median practices for similar jobs in the homebuilding industry;

    2. annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance relative to the Company's peers; and

    3. stock incentives should include executive ownership of Company equity as well as ownership of stock options in order to link executives' rewards directly with shareholders' risks and opportunities.

    It is the Committee's further belief that managing a compensation program around these principles will place executives' and shareholders' interests together and enhance the financial returns to the Company's shareholders relative to the group of comparable homebuilding companies (the "Peer Group"), consisting of Centex, Continental Homes, D.R. Horton, Hovnanian, Kaufman & Broad, Lennar, Pulte, Ryland, Toll Brothers and U.S. Home. During Fiscal Year 1997, the Committee reviewed the total compensation provided to executives and confirmed that it is consistent with the Company's performance-based principles and competitive practices among the Peer Group. Each component of compensation is described more fully below.

BASE SALARY

    Base salaries for executives are determined by the Committee based on comparisons of industry salary practices for positions of similar responsibilities and size, and on individual and business unit performance as presented by the Committee's Chairman, Mr. Beazer, based upon input from the Chief Executive Officer, Mr. McCarthy (the "CEO") other than for himself. It is the committee's objective and practice to set base salaries at levels equivalent to the median (50th percentile) salary of comparable jobs in the Peer Group. In October 1996, the beginning of Fiscal Year 1997, salary increases for the Named Executives, other than the CEO, averaged 3.2%. Effective October 1997, the Committee approved salary increases for the Named Executives, other than the CEO, that ranged from 0% to 4.8% and averaged 1.9%.

ANNUAL INCENTIVES--THE VCIP

    The VCIP was adopted in fiscal 1997 for four corporate executives of the Company, all of whom are Named Executives. Other members of corporate and operating management were covered by the MICP in fiscal 1997. For fiscal 1998 the Company has extended the VCIP to other members of both corporate and operating management, who will no longer participate in the MICP.

    The Company believes that the VCIP provides aggressive incentive compensation opportunities for superior Company and business unit performance based upon earnings in excess of the Company's cost of capital, a gauge that the Company believes is consistent with its shareholders' objectives.

    Under the VCIP, incentive compensation is based upon "Value Created". Value Created is defined as earnings before interest and taxes (EBIT) minus a capital charge. The capital charge is equal to the total capital employed multiplied by an estimate of the weighted average pre-tax cost of capital. The calculation of Value Created is represented below:

  VALUE CREATED = EBIT--(CAPITAL EMPLOYED X WEIGHTED AVERAGE COST OF CAPITAL)

Value Created may be determined for an individual business unit as well as for the Company as a whole. Value Created can be positive or negative.

    At the end of each fiscal year, each participant in the VCIP is paid a predetermined percentage of Value Created and a predetermined percentage of the change in Value Created compared to the prior year ("Incremental Value Created"). Each of such payments is made only if Value Created or Incremental Value Created is positive.

    In addition, each participant has a "bank", which helps determine a portion of the annual bonus. The same percentages of Value Created and Incremental Value Created which are paid at the end of the year are also put into the participant's bank. The amounts put into the bank may be positive or negative and the bank balance, as a whole, can become negative. At the end of each fiscal year, one-third of the bank is paid out, if the bank is positive after increasing or reducing it by the current year's Value Created and Incremental Value percentages. The remaining balance in the bank is carried forward to the subsequent year to help determine that year's incentive payment. The bank balance is not vested and is not intended to represent incentive compensation due to employees for past service. The bank is forfeited upon severance, resignation, retirement, death or termination for any reason. It represents a portion of future bonus potential.

    Based upon the Company's financial performance, no incentive payments were made under the VCIP in fiscal 1997.

ANNUAL INCENTIVES--THE MICP

    For fiscal 1997, certain Company operating executives were paid bonuses under the MICP. The MICP provided aggressive incentive compensation opportunities for superior Company and business unit performance against earnings per share and unit profit budgets, and total return to shareholder's relative to the Peer Group. Specifically, key executives' incentive targets ranged from 50% to 200% of base salary, depending on the nature of the position. Actual annual bonuses ranged between 0% and 150% of the target amount based on financial results and were eligible for an upward adjustment of 33% of the calculated bonus if the Company's stock price performance places it in the top quartile of total return to shareholders among the Peer Group.

    In addition to the VCIP and MICP, the Committee reserves a separate fund from which it can award discretionary bonuses to key executives, including the Named Executives, either in the absence of or in addition to incentives paid under the MICP and VCIP. The purpose of this fund is to allow the Committee to recognize critical individual contributions to strategic needs of the Company that may not be reflected in any one year's financial results. No awards were made to the Named Executives from this fund for Fiscal Year 1997.

ANNUAL INCENTIVES--THE ESPP

    In order to promote ownership of the Company's stock by key executives, the Company maintains an Executive Stock Purchase Plan ("ESPP"). Under this program, certain key executives may, at their option, have a portion of their bonuses deposited into a bookkeeping account (the "Account") to purchase shares of the Company's Common Stock at a 20% discount from the closing fair market value of the Company's Common Stock on the date of deposit. Such shares are restricted from sale for three years.

EQUITY-BASED INCENTIVES

    The Company utilizes two equity-based, longer-term incentive programs: stock options and performance accelerated restricted stock ("PARS"). It is anticipated that grants of stock options will not be made more often than every two years and grants of PARS every three years to key executives. Interim grants are made for new executive appointments. During Fiscal Year 1997, an aggregate of 210,500 stock options and 16,000 PARS were granted to members of the Company's management of which 192,500 stock options and no PARS were granted to the Named Executives.

    Stock options are granted at 100% of fair market value on the date of grant, fully vest after three years from grant and expire 10 years after grant. PARS are restricted from use or sale for seven years from grant, provided, however, that if the Company's stock price appreciation and dividend payments, if any, reach certain targeted goals, the restrictions can lapse as early as three years (50%) and four years (50%) from the date of grant. Executives who resign from the Company, or are terminated for cause before grants are vested, forfeit their options and PARS.

    Grants of stock options and PARS are based on the Stock Option Committee's assessment of competitive practices, past award histories and recommendations from the Company's Non-Executive Chairman of the Board and CEO.

CEO COMPENSATION

    In determining Mr. McCarthy's compensation the Committee and Stock Option Committee consider the Company's financial and non-financial performance, as well as an analysis of Mr. McCarthy's total compensation in relation to CEOs in the homebuilding industry.

    Mr. McCarthy's base salary at the end of Fiscal Year 1997 was $425,000, which the Company believes, was below the median salary level for CEOs in the Peer Group based on publicly available data. In light of this salary relationship and his leadership in positioning the Company for future growth and profitability, the Committee granted Mr. McCarthy a salary increase of 4.7% effective October 1997, raising his annual salary to $445,000, which the Committee recognizes remains below the industry median salary for CEOs in the Peer Group.

    Under the VCIP, Mr. McCarthy receives 3% each of Value Created and Incremental Value Created as a bonus and has the same percentage put into his bank. In addition, Mr. McCarthy's opening bank was $810,000 upon entering the VCIP at the beginning of Fiscal Year 1997. Based upon the Company's financial performance in Fiscal Year 1997, Mr. McCarthy received no bonus under the VCIP and his ending bank balance is negative $367,260.

    Mr. McCarthy received 100,000 stock options and no PARS in September 1997. This award was based on the Committee's assessment of competetive practices and past award history regarding long-term compensation awards for the CEO.

TAX DEDUCTIBILITY OF COMPENSATION

    It is the Committee's general policy to consider whether particular payments and awards are deductible to the Company for Federal income tax purposes, along with other factors which may be relevant in setting executive compensation practices. Consistent with this policy and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the

Internal Revenue Code, the Committee feels it has taken appropriate steps to optimize deductibility and that no current payments are subject to the loss of income tax deductions.

                                          Brian C. Beazer
                                          Thomas B. Howard, Jr.
                                          George W. Mefferd
                                          D.E. Mundell
                                          Larry T. Solari

                                          THE MEMBERS OF THE COMMITTEE

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and non-cash compensation for each of the Company's last three fiscal years awarded to or earned by the Company's Chief Executive Officer and four other most highly paid executive officers whose salary and bonus earned in Fiscal Year 1997 for services rendered to the Company exceeded $100,000.

                                                                                              LONG-TERM COMPENSATION
                                                                                          ------------------------------
                                                         ANNUAL COMPENSATION                          AWARDS
                                             -------------------------------------------  ------------------------------
                                                                            OTHER           RESTRICTED      SECURITIES
      NAME AND PRINCIPAL          FISCAL                                   ANNUAL              STOCK        UNDERLYING
         POSITION (1)              YEAR       SALARY     BONUS (2)    COMPENSATION (3)      AWARDS (4)      OPTIONS (#)
------------------------------  -----------  ---------  -----------  -------------------  ---------------  -------------
Ian J. McCarthy:..............        1997   $ 425,000      --               --                 --            100,000
  President and Chief                 1996    $405,000   $ 453,600           --                 --              --
    Executive Officer                 1995    $296,061    $210,000           --              $ 379,500          41,000
James A. Moore:...............        1997   $ 230,000      --               --                 --              --
  Vice President and Chairmain        1996    $223,600   $  49,280           --              $ 135,000          10,000
    of the Process and Systems        1995    $190,621     $75,000           --                 --              --
    Advisory Board
David S. Weiss:...............        1997   $ 210,000      --               --                 --              50,000
  Executive Vice President and        1996    $200,000   $ 224,000           --                 --              --
    Chief Financial Officer           1995    $165,151     $75,000           --              $ 138,000          15,000
John Skelton:.................        1997   $ 183,000      --               --                 --              22,500
  Senior Vice President and           1996    $175,000   $ 108,500           --                 --              --
    Controller                        1995    $175,000     $15,000           --              $  92,000           9,000
Peter Simons:.................        1997   $ 170,000      --               --                 --              20,000
  Vice President Corporate            1996    $160,000   $  99,200           --                 --              --
    Development                       1995    $140,833     $15,000           --              $  80,500           8,000


                                  PAYOUTS
                                -----------
      NAME AND PRINCIPAL           LTIP           ALL OTHER
         POSITION (1)             PAYOUTS     COMPENSATION (5)
------------------------------  -----------  -------------------
Ian J. McCarthy:..............      --            $   4,500
  President and Chief               --               $4,500
    Executive Officer               --               $4,500
James A. Moore:...............      --            $   4,500
  Vice President and Chairmain      --               $4,500
    of the Process and Systems      --               $2,386
    Advisory Board
David S. Weiss:...............      --            $   4,500
  Executive Vice President and      --               $4,500
    Chief Financial Officer         --               $4,500
John Skelton:.................      --            $   4,500
  Senior Vice President and         --               $4,500
    Controller                      --               $4,500
Peter Simons:.................      --            $   4,500
  Vice President Corporate          --               $4,500
    Development                     --               $4,500

------------------------

(1) In prior years, summary compensation information was presented for certain operating managers of the Company. Beginning in Fiscal Year 1997, information is presented only for executive officers.

(2) For Messrs. McCarthy, Moore, Weiss, Skelton and Simons, includes $133,400, 12,300, 56,000, 27,100 and 32,000, respectively, which was deposited into the Account pursuant to the ESPP in 1996 and 52,500, 18,750 and 18,750 for Messrs. McCarthy, Moore and Weiss, respectively, which was deposited into the Account pursuant to the ESPP in 1995. The ESPP provides that a minimum of 25% of certain executive's (including Messrs. McCarthy, Moore, Weiss, Skelton and Simons) bonus awards, if any, would be deposited into the Account, which would entitle such executives to receive restricted stock on the third anniversary from the award date. Messrs. McCarthy, Moore, Weiss, Skelton and Simons are entitled to receive 15,498, 2,460, 6,259, 2,359 and 2,783 shares of restricted stock, respectively relating to these awards.

(3) The aggregate amount of certain perquisites and other personal benefits provided to each of the officers listed above did not exceed 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(4) Dollar value based on the closing price per share ($11.50-$16.875) of the Company's unrestricted Common Stock on the award date. All shares of PARS will vest unconditionally seven years from the grant date, but could vest earlier if total return to stockholders of the Company exceeds 15% per year over a rolling three year period.

(5) Represents matching contributions by the Company under its 401(k) plan.

                                 STOCK OPTIONS

    The following tables summarize option grants and exercises during Fiscal Year 1997 to or by the executive officers named in the Summary Compensation Table above, and the grant date present values of the options held by such persons at the end of Fiscal Year 1997.

OPTION GRANTS IN FISCAL YEAR 1997 (1)

                                                PERCENTAGE OF
                              NUMBER OF         TOTAL OPTIONS
                              SECURITIES         GRANTED TO        EXERCISE OR                        GRANT DATE
                          UNDERLYING OPTIONS    EMPLOYEES IN          BASE                          PRESENT VALUE
NAME                           GRANTED        FISCAL YEAR 1997        PRICE       EXPIRATION DATE        (2)
------------------------  ------------------  -----------------  ---------------  ---------------  ----------------
Ian J. McCarthy.........         100,000               47.5%       $   20.0625         9/18/07       $  1,016,871
James A. Moore..........          --                 --                --               --                --
David S. Weiss..........          50,000               23.8            20.0625         9/18/07            508,436
John Skelton............          22,500               10.7            20.0625         9/18/07            228,796
Peter Simons............          20,000                9.5            20.0625         9/18/07            163,586

------------------------

(1) All such options were granted on September 18, 1997. No such option is exercisable before September 18, 2000.

(2) Grant date present values were calculated using the Black-Scholes pricing model. The model used by the Company employed the following assumptions: (i) expected volatility of 39.29%; (ii) risk-free rate of return of 6.10%; (iii) dividend yield of 0%; (iv) expected life of 6.5 years; and (v) an annual forfeiture rate of 1.24%. No discount for nontransferability was applied.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND VALUE AT END OF FISCAL YEAR
  1997

                                                                                 NUMBER OF SECURITIES
                                                                                      UNDERLYING           VALUE OF UNEXERCISED IN-
                                                                               UNEXERCISED OPTIONS HELD           THE-MONEY
                                                                                   AT END OF FISCAL        OPTIONS AT END OF FISCAL
                                                                                      YEAR 1997                 YEAR 1997 (1)
                                      SHARES ACQUIRED                         --------------------------  --------------------------
NAME                                    ON EXERCISE        VALUE REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  -------------------  -------------------  -----------  -------------  -----------  -------------
Ian J. McCarthy...................          --                   --               40,000        141,000    $  87,500    $   217,813
James A. Moore....................          --                   --               --            --            --             28,125
David S. Weiss....................          --                   --               25,000         90,000       54,688         79,688
John Skelton......................          --                   --               20,000         51,500       43,750         47,813
Peter Simons......................          --                   --               --             28,000       --             42,500

------------------------

(1) Represents the difference between the closing price per share of Common Stock on September 30, 1997 ($19.685) as reported by the NYSE and the exercise price of the options.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements (the "Employment Agreements") with Messrs. McCarthy (President and Chief Executive Officer), Weiss (Executive Vice President and Chief Financial Officer), Skelton (Senior Vice President and Controller), and Simons (Vice President of Corporate Development)(each , an "Executive"). With the exception of Mr. Simons' Employment Agreement, which was entered into as of September 1, 1994, all Employment Agreements were entered into as of March 2, 1994. Each of the Employment Agreements was amended and restated as of March 31, 1995. The Employment Agreements set forth the basic terms of employment for each Executive, including base salary, bonus, and benefits, including benefits to which each Executive is entitled if his employment is terminated for various reasons.

    Each Amended and Restated Employment Agreement was effective until September 30, 1996 (the "Initial Term"), but was automatically extended for a one-year period and will be extended for successive one-year periods, unless earlier terminated by the Company or the Executive or otherwise terminated in accordance with the respective Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentiality provisions.

    Each Employment Agreement provides that each Executive will be paid an initial base salary, mutually agreed upon between the Company and the Executive, which base salary may be adjusted by the Compensation Committee of the Company's Board of Directors following the Initial Term based on the Executive's performance, general cost of living increases, the salaries provided by comparable businesses, the financial condition of the Company and other similar factors. In addition, each Executive was eligible for an incentive bonus for services rendered by such Executive under either the VCIP or MICP in Fiscal 1997. In addition, the respective Employment Agreements provide that each Executive will be paid such additional compensation as may be provided under the Company's benefit plans, including the Plan.

    Generally, if an Executive's employment is terminated by the Company for "cause" (as defined in the Employment Agreements) or as a result of the Executive's incapacity or death, the Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for the termination reasons described other than for "cause"), which will be prorated to the date of termination.

    In the event the Executive's employment is terminated for any other reason (including without cause), and by reason of retirement, the Executive will be entitled to receive an amount equal to his base salary for the remainder of the term of his Employment Agreement then in effect, bonus amounts to which the Executive would have been entitled under his Employment Agreement for the remainder of the term of his Employment Agreements (subject to the prior approval of the Compensation Committee of the Board of Directors), and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination.

    In July 1996, the Company and each of Messrs. McCarthy, Weiss, Skelton, and Simons (each a "Designated Executive") entered into supplemental employment agreements (the "Supplemental Employment Agreements") which supersede the terms and provisions of each Designated Executive's Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreements). The Supplemental Employment Agreements have a term of two years.

    Pursuant to the Supplemental Employment Agreements, the Company will continue to employ the Designated Executive for a period of two years from the date the Change of Control occurs (the "Effective Date"). During this two-year period, the Designated Executive will be entitled to receive an amount approximating his most recent annual base salary ("Annual Base Salary"). In addition, the Designated Executive shall be awarded an annual bonus at least equal to the highest bonus for the last three years ("Annual Bonus").

    If the Designated Executive's employment is terminated by the Designated Executive for any reason other than a Good Reason (as defined in the Supplemental Employment Agreements) or as a result of the Designated Executive's death or disability, the Designated Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any deferred compensation previously deferred (the "Accrued Obligations") and all other amounts to which the Designated Executive may be entitled under his Supplemental Employment Agreement.

    If the Designated Executive's employment is terminated by the Company for any reason other than for cause, as a result of the Designated Executive's death or disability or by the Designated Executive for Good Reason, the Designated Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging from 1.5 to 3.0 and (B) the sum of his Annual Base Salary and Annual Bonus; (iii)certain excess pension benefits ; and (iv) all other amounts to which the Designated Executive may be entitled under his Supplemental Employment Agreement. In addition, the Company must provide the Designated Executive and his family certain benefits for a three-year period following the effective date of termination.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Homebuilding Index for the period beginning February 23, 1994 (the date on which the Common Stock commenced trading on the NYSE) and including each fiscal year end date through September 30, 1997 (assuming the investment of $100 in each vehicle on February 23, 1994 and the reinvestment of all dividends).
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX AND THE S & P HOMEBUILDING INDEX
BEAZER HOMES USA, INC.
S & P 500
S & P HOMEBUILDING
*$100 INVESTED ON 2/23/94 IN STOCK OR ON 1/31/94 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR
ENDING SEPTEMBER 30.

                                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX AND THE S & P HOMEBUILDING INDEX
                                                                                                                   2/23/94
BEAZER HOMES USA, INC.                                                                                                $100
S & P 500                                                                                                             $100
S & P HOMEBUILDING                                                                                                    $100
*$100 INVESTED ON 2/23/94 IN STOCK OR ON 1/31/94 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR
ENDING SEPTEMBER 30.

                                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX AND THE S & P HOMEBUILDING INDEX
                                                                                                                      9/94
BEAZER HOMES USA, INC.                                                                                                 $84
S & P 500                                                                                                              $98
S & P HOMEBUILDING                                                                                                     $57
*$100 INVESTED ON 2/23/94 IN STOCK OR ON 1/31/94 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR
ENDING SEPTEMBER 30.

                                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX AND THE S & P HOMEBUILDING INDEX
                                                                                                                      9/95
BEAZER HOMES USA, INC.                                                                                                 $96
S & P 500                                                                                                             $127
S & P HOMEBUILDING                                                                                                     $69
*$100 INVESTED ON 2/23/94 IN STOCK OR ON 1/31/94 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR
ENDING SEPTEMBER 30.

                                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX AND THE S & P HOMEBUILDING INDEX
                                                                                                                      9/96
BEAZER HOMES USA, INC.                                                                                                 $82
S & P 500                                                                                                             $153
S & P HOMEBUILDING                                                                                                     $71
*$100 INVESTED ON 2/23/94 IN STOCK OR ON 1/31/94 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR
ENDING SEPTEMBER 30.

                                COMPARISON OF 43 MONTH CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX AND THE S & P HOMEBUILDING INDEX
                                                                                                                      9/97
BEAZER HOMES USA, INC.                                                                                                $113
S & P 500                                                                                                             $215
S & P HOMEBUILDING                                                                                                    $107
*$100 INVESTED ON 2/23/94 IN STOCK OR ON 1/31/94 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR
ENDING SEPTEMBER 30.

                              INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the Company's independent auditor for the Fiscal Year ending September 30, 1998. Deloitte & Touche LLP served as independent auditor for the Company's Fiscal year ended September 30, 1997. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Any proposal by a shareholder to be presented at the next annual meeting of shareholders must be received at the Company's principal executive offices, 5775 Peachtree Dunwoody Road, Suite C-550, Atlanta, Georgia 30342, by not later than September 1, 1998.

                                          By Order of the Board of Directors,

                                          /s/ Brian C. Beazer

                                          NON-EXECUTIVE CHAIRMAN OF THE BOARD

Dated: December 26, 1997

PROXY

                          BEAZER HOMES USA, INC.
                       5775 Peachtree Dunwoody Road
                               Suite C-550
                          Atlanta, Georgia 30342

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 22, 1997, hereby appoints Ian J. McCarthy and David S. Weiss (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated delow, all shares of Common Stock of Beazer Homes USA, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Beazer Homes USA, Inc. to be held at 9:00 a.m. on Thursday, February 5, 1998 at The Westin Atlanta North at Perimeter, 7 Concourse Parkway, Atlanta, Georgia 30328 and at any adjournment or adjournments thereof.


                                                                  SEE REVERSE
                                                                     SIDE

                   Triangle  FOLD AND DETACH HERE  Triangle


                             BEAZER HOMES USA, INC.
                         ANNUAL MEETING OF SHAREOWNERS

                          FEBRUARY 5, 1998, 9:00 A.M.

                            THE WESTIN ATLANTA NORTH
                                  AT PERIMETER
                               7 CONCOURSE PARKWAY
                                ATLANTA, GA 30328

/X/ VOTE AS IN THIS EXAMPLE

                             FOR       WITHHOLD AUTHORITY
1. Election of Directors     / /               / /

   NOMINEES FOR ELECTION AS DIRECTORS:
   Brian C. Beazer, Ian J. McCarthy, George W. Mefferd,
   D.E. Mundell, Larry T. Solari, David S. Weiss, Thomas B. Howard, Jr.

For, except vote withheld from the following nominee(s):

________________________________________________________



2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1.

                             PLEASE MARK, SIGN DATE AND RETURN THIS
                             PROXY CARD USING THE ENCLOSED ENVELOPE.

                        Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer separately stating full name and title, if a partnership please sign in partnership name by authorized person.

                        ______________________________________________________

                        ______________________________________________________
                         SIGNATURE(S)                             DATE


                   Triangle  FOLD AND DETACH HERE  Triangle



                     IMPORTANT: PLEASE VOTE AND SIGN YOUR
                PROXY AND RETURN IT IN THE ENVELOPE PROVIDED